Exhibit 99.17

AMENDMENT NO. 1

TO

DEFINED CONTRIBUTION EXCESS BENEFIT PLAN

OF THE CHUBB CORPORATION

(EFFECTIVE AS OF JANUARY 1, 2008)

WHEREAS, The Chubb Corporation (the “Company”) maintains the Defined Contribution Excess Benefit Plan of The Chubb Corporation (the “Plan”);

WHEREAS, the Company reserved the right to amend the Plan under Section 8.1 thereof;

WHEREAS, pursuant to the charter of the Employee Benefits Committee (the “Committee”) adopted by the Company on June 12, 2008, the Committee has the authority to approve an amendment to the Plan provided the Committee determines the amendment is necessary or desirable and that does not increase the costs of the Plan to the Company or a participating employer in the Plan by more than $250,000 on an annual basis; and

WHEREAS, the Company desires to amend the Plan to clarify that the threshold of the average level of services under the definition of Separation from Service is 49% rather than 20%.

NOW, THEREFORE, the Plan is hereby amended as follows:

1. Section 1.20 of the Plan is hereby amended to read as follows:

“Separation from Service” means a separation from service within the meaning of Code Section 409A whereby the Participant and the Company (or such other member of the Company’s controlled group of entities, within the meaning of Code Section 414(c), for whom the Participant provides services) reasonably anticipate that (1) no further services would be performed by the Participant for the Company or other members of its controlled group after a certain date, or (2) the level of bona fide services after such date would permanently decrease to no more than 49% of the average level of services performed in the prior 36-month period (or, if less, the full period of service with the Company or its other members of its controlled group).

2. Except as expressly amended hereby, the terms and provisions of the Plan are reaffirmed and shall remain in full force and effect.

3. This Amendment shall be effective as of the date of execution.

IN WITNESS WHEREOF, the Employee Benefits Committee has caused this amendment to be duly executed on this 16th day of December 2008.

EMPLOYEE BENEFITS COMMITTEE

/s/ Eileen Gallagher

By:	Eileen Gallagher Chairperson